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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec.

On October 1, 2009, SP II issued the following press release:

Steel Partners Issues Open Letter to Adaptec Stockholders
Responding to Legacy Directors' Misleading Statements

Says Legacy Directors’ Smokescreen Can’t Hide Track Record of Failure and Massive Destruction of Stockholder Value

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) announced today that it has issued the following open letter to stockholders of Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT - News) in which Steel responds to misleading statements made by the Legacy Directors to distract stockholders from their record of failure and massive destruction of stockholder value:

Dear Fellow Adaptec Stockholders:

IT IS TIME TO SET THE RECORD STRAIGHT!

By now you may have received a letter from the Governance and Nominating Committee of Adaptec, Inc. (“Adaptec” or the “Company”) dated September 29, 2009. This letter is chock full of misleading propaganda, half-truths and disinformation aimed at distracting your attention from the real issues in this consent solicitation. We are writing to you in order to correct serious factual errors and misleading statements made by the Governance and Nominating Committee in their letter.

It is clear that the Legacy Directors will say and do anything to entrench themselves and preserve Sundi Sundaresh as CEO despite his many failures. First, they launched a hostile private attack against our director representatives aimed at diminishing our influence and blocking the democratic process. Now, the Legacy Directors are engaging in a “spin” campaign littered with “smokescreens” to distract you from focusing on their failures and horrendous track record at Adaptec. Do not be misled!

THE LEGACY DIRECTORS ARE ONLY TELLING YOU WHAT
THEY WANT YOU TO HEAR -- THEY CAN’T HANDLE THE TRUTH!

DO NOT BE DISTRACTED BY THEIR LATEST DESPERATE ATTEMPT
TO DIVERT ATTENTION FROM THEIR LONGSTANDING RECORD OF FAILURE

The Legacy Directors’ self-serving rhetoric and “smoksecreens” can’t hide the basic fact that since Mr. Sundaresh became Chief Executive Officer of the Company in November 2005, Adaptec has suffered total operating losses of approximately $270.9 million, net revenue has declined from approximately 70% from $344 million in FY 2006 to approximately $114.8 million in FY 2009, the Company’s enterprise value has declined from approximately $298.5 million to approximately negative $34.4 million and the Company’s stock price has declined approximately 40%. The Legacy Directors have been making a living out of “gutting” our Company. They have taken millions out of the Company and have put very little, if any, back in.

Despite such substantial destruction of stockholder value, the Legacy Directors have the audacity to pat Mr. Sundaresh and themselves on the back as they try to tell stockholders with a straight face that Mr. Sundaresh’s leadership “has greatly contributed” to Adaptec’s “improving fortunes.” It is time for a reality check!

Consider the following:

THEY SAY: “Adaptec’s efforts to turn around the business are gaining traction. Our new-generation products are being well received, we have the financial resources to sustain our turnaround, and we are committed to building and realizing value for the stockholders of Adaptec.”

THE TRUTH IS: There is no support for the Legacy Directors’ claim that the turnaround is “gaining traction.” The Company’s net revenue has sharply declined from approximately $344 million in FY 2006 to approximately $114.8 million in FY 2009 and the sales of the Company’s new-generation products have not been even close to strong enough to offset the Company’s other declining revenues. It is alarming to us that the Legacy Directors intend to use the Company’s cash on hand to “sustain” their failed business plans. The $350 million in cash reserves is significant because it demonstrates that the markets are attributing little to no value to Adaptec’s operating businesses largely due to the Legacy Directors’ failure to properly oversee and hold management accountable for its multiple failed strategies. We have serious concerns that the Legacy Directors, if left unchecked, will allow management to squander the significant cash resources at Adaptec on ill-conceived business plans, which may include additional speculative acquisitions.

THEY SAY: “To help drive Adaptec to the next level, we recently appointed Joseph Kennedy as the independent Chairman of our Board. Mr. Kennedy has extensive technology experience and, in his new oversight role, will work closely with management to execute on our business strategies.”

THE TRUTH IS: The appointment of Mr. Kennedy to perform “executive” duties that are the responsibility of the CEO only reinforces our position that Mr. Sundaresh is underperforming and has failed to deliver value. Even certain of the Legacy Directors have voiced concerns with Mr. Sundaresh’s recent poor performance. Instead of holding him accountable, however, they have usurped the role of Chairman from Jack Howard and installed Mr. Kennedy, who is presently unemployed, in a position that pays him close to an additional $100,000 a year. It should be no surprise that certain of the Legacy Directors have failed to hold Mr. Sundaresh accountable since they, themselves, have not been held accountable for the destruction of value at Adaptec under their effective control and watch.

THEY SAY: “We have given Steel Partners a voice on the Board, but it is not enough for them – they want control.”

THE TRUTH IS: We are not seeking control of Adaptec. The Legacy Directors are trying to silence the voice they claim they gave us. Recent history has shown that the Legacy Directors are not above taking hostile actions designed to diminish the voice and influence of minority directors. We will not sit idly by and allow the minority directors to be kicked to the curb. The Legacy Directors would have you believe that Larry Ruisi was recommended by Steel Partners to serve on the Adaptec Board. Do not be misled. Mr. Ruisi is not affiliated with Steel Partners in any way. He is a wholly independent director. Steel Partners did not have any prior relationship with Mr. Ruisi prior to Adaptec. John Quicke merely submitted Mr. Ruisi’s resume in response to a request by the Governance and Nominating Committee for the names of highly qualified potential directors with strong financial backgrounds. Neither Mr. Quicke nor Steel Partners “recommended” Mr. Ruisi. He was interviewed by all the members of the Board and unanimously elected as a director by the Board. Mr. Ruisi was recently appointed by the Board to chair the Strategic Committee of the Board precisely because he is independent. All of the Legacy Directors voted for that appointment because they recognize Mr. Ruisi is independent, despite their public assertions to the contrary.

We are not seeking additional representation in this consent solicitation. We are only seeking to remove two Legacy Directors who collaborated in hostile actions directed against our director representatives and who have been responsible for the Company’s disastrous performance.

If the Legacy Directors have their way, the Adaptec Board will be comprised of three Legacy Directors that have overseen substantial value destruction, three inexperienced directors that were handpicked by Mr. Sundaresh and just one stockholder representative. Despite what they tell you, it should be clear that the Legacy Directors have no intention of giving Steel Partners’ director representative any real voice whatsoever on the Board.

THEY SAY: “All of Steel Partners’ representatives voted ‘yes’ on the financial plans they now criticize and “yes” on our 2008 acquisition of Aristos Logic, which Steel now disingenuously cites as a reason for its actions.”

THE TRUTH IS: After having pressed Mr. Sundaresh for almost eighteen months to develop a business plan that would generate growing revenues and eliminate operating losses in order for the Company to become profitable, we did join the rest of the Board in supporting the “well developed” long-term financial plan recently put forth by Mr. Sundaresh. Unfortunately, what they fail to tell you is that Mr. Sundaresh utterly failed to execute on his long-term financial plans and had to downwardly revise such financial plans dramatically only four months after presenting them. We have every right to criticize the terrible execution of those “financial plans”.

Same thing goes for the acquisition of Aristos Logic. In approving the Aristos Logic acquisition with the rest of the Board, our director representatives relied on the revenue projections that were presented by Mr. Sundaresh based on the Company’s due diligence. Mr. Sundaresh emphatically championed the Aristos Logic acquisition as required for the strategic positioning of the Company and assured our director representatives that such revenue projections were “conservative”. Those revenue projections have since proven to be greatly inflated, indicating either that management did a poor job in conducting due diligence or in managing Aristos Logic after it was acquired. Either way, we have every right to criticize the poor execution of and question the due diligence in connection with the Aristos Logic acquisition.

Despite the failures of both Mr. Sundaresh’s “financial plans” and the Aristos acquisition, the Legacy Directors would have you believe Mr. Sundaresh’s leadership “has greatly contributed to our [Adaptec’s] improving fortunes.”

THEY SAY: “We have tried repeatedly to resolve our differences with Steel Partners in a way that benefits all stockholders and that avoids a costly contest. On each occasion, however, Steel Partners rejected our proposals.”

THE TRUTH IS: It was the Legacy Directors that began all of this by secretly and privately launching a hostile attack against our director representatives after this year’s nomination deadline had already passed. Now, in order for us to nominate and give stockholders a choice of directors at this year’s Annual Meeting, the Legacy Directors have demanded and made it a non-negotiable condition that we agree to state publicly that the Legacy Directors have not committed any violation of laws or SEC rules, including any breach of the Company’s Bylaws, Charter and Corporate Governance Principles, or their respective fiduciary duties. We cannot understand how they could expect us to make such a public acknowledgement when even their own counsel would not opine that there had been no violations or breaches by the Legacy Directors.

On numerous occasions, we have informed the Legacy Directors that we would withdraw our consent solicitation if they would agree to amend the advance notice provisions of the Bylaws to re-open the window for director nominations and give the stockholders a level playing field on which to make a decision on the future of the Company. Unfortunately, as has often been the case with the Legacy Directors, they have put their own selfish interests ahead of the best interests of the Company’s stockholders in making unreasonable demands designed solely to protect themselves.

THEY SAY: “Steel Partners II was forced this summer to reduce – by approximately half – its holdings in Adaptec. The price of Adaptec, not surprisingly, fell sharply.”

THE TRUTH IS: Any decline in the Company’s stock price after we distributed shares to withdrawing partners in July 2009 pales in comparison to the sharp 30% drop in the stock price following the Company’s Third Quarter Fiscal 2009 financial results on January 28, 2009 disclosing the write-off of the Aristos acquisition. The stock price rebounded in less than two weeks since we distributed our shares, but has still yet to rebound to pre-Aristos write-off levels. If the Legacy Directors want to talk about stock price declines, then you should know that the stock price has declined approximately 40% from $4.87 when Mr. Sundaresh took office to $2.91 as of the day before we commenced our solicitation. Legacy Directors Joe Kennedy and Douglas Van Houweling have served on the Board since 2001 and 2002, respectively. When Mr. Van Houweling was elected to the Board on August 22, 2002, the Company’s stock price was $6.78. Today, it is less than half of that.

THEY SAY: “Steel Partners’ record raises serious questions about the future of Adaptec if Steel were to gain effective control.”

THE TRUTH IS: In an effort to raise doubts about Steel Partners’ ability to increase value at Adaptec, the Legacy Directors neglect to disclose some key facts that we think stockholders should know. Consider the following:

•
In attempting to paint Steel Partners in a negative light, the Legacy Directors cite a 2007 ruling by the Tokyo High Court which describes Steel Partners as an “abusive acquirer" with regards to its attempt to acquire Bull-Dog Sauce. They conveniently fail to tell you that the Supreme Court of Japan subsequently rejected the Tokyo court’s assertion that Steel Partners was an abusive acquirer. In fact, the Bull-Dog case is widely seen, both in Japan and internationally, as exemplifying the weaknesses of Japan’s corporate governance system and entrenched management and is often cited as a reason for a lack of investment in Japan. They also ignore that fact Steel Partners has done more to advance the rights of investors and promote good corporate governance that any other institution in Japan. That the Legacy Directors would cite Bull-Dog as a criticism of Steel Partners only demonstrates their lack of understanding and disregard for investor rights and good corporate governance practices.

Steel Partners has a long track record of enhancing the value of portfolio companies:

•
The share price of United Industrial Corp. saw a 940% increase in stockholder value while Steel Partners was involved with the company. Warren Lichtenstein, as well as another Steel Partners executive, served as board members of UIC, which makes unmanned reconnaissance aircraft for the US military, a vital piece of equipment for US soldiers fighting in Iraq and Afghanistan. Under Steel Partners’ guidance, the company made key acquisitions, improved operations and was named one of the best small companies in America by Forbes Magazine.

•
The share price of Aydin Corporation, which makes defense electronic systems and computer equipment and software, increased over 71% during the time Steel Partners was involved with the company. Warren Lichtenstein was elected Chairman of the Board of Directors, and reconfigured management, divested or closed non-core businesses and reduced corporate overhead

The fact that they conveniently failed to mention these success stories is yet another example of how we believe they will distort the facts to maintain their grip on our Company.

IT IS TIME FOR ACCOUNTABILITY

Enough is enough! The Legacy Directors are doing everything in their power to prevent stockholders from having a say in the future of our Company. It is time for stockholders to be heard. They continue to make a mockery out of corporate governance and corporate democracy while the Company’s financial performance is deteriorating at an alarming rate and stockholders suffer significant losses.

Help us limit the influence of the Legacy Directors by removing Messrs. Sundaresh and Loarie from the Board. The result will be a more balanced Board that is well-equipped to manage the Company’s affairs and ensure management acts with the discipline needed to protect and enhance stockholder value. Vote for to protect your investment today!

If you have any questions about our consent or how to give your consent, please contact our proxy solicitor MacKenzie Partners at 800-322-2885 or 212-929-5500.

Sincerely,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein
Steel Partners II, L.P.

About Steel Partners

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Contact:

Jason Booth
Steel Partners
310-941-3616
jason@steelpartners.com